Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE	Contact: Joel L. Thomas
(919) 379-4300
June 13, 2013

Alliance One Announces New Board Members

Morrisville, NC – June 13, 2013 – Alliance One International, Inc. (NYSE: AOI) today announced the appointment of Jeffrey A. Eckmann, Carl L. Hausmann and John D. Rice to the Board of Directors effective June 14, 2013, along with the pending retirement of board members Joseph L. Lanier, Jr., B. Clyde Preslar and William S. Sheridan.

Mark W. Kehaya, Chairman of the Board, said “We are extremely pleased to welcome Jeff, Carl and John to Alliance One’s Board of Directors. The experience of these proven leaders – Jeff in the tobacco industry, and Carl and John in the global agribusiness arena – will be a tremendous asset to the Company and its shareholders. Their valuable perspectives and strategic advice will be a great contribution as we shape the future of Alliance One.”

Eckmann, 60, retired in April 2008 as Group President of Reynolds American, Inc., having previously served in several senior leadership positions with the company. Prior to joining Reynolds American, Mr. Eckmann served as Senior Vice President and Chief Financial Officer of Brown & Williamson Tobacco Corporation from January 2001 to August 2004.

Hausmann, 66, retired in June 2012 as Managing Director – Global Government & Corporate Affairs of Bunge Limited, a leading global agribusiness and food company, having previously served in executive roles with Bunge affiliates in North America and Europe. Prior to joining Bunge, Mr. Hausmann served as Chief Executive Officer of Cereol S.A., and previously held various leadership positions with Continental Grain Company in Europe, South America, Africa and the United States.

Rice, 59, retired in June 2012 as Vice Chairman of Archer-Daniels-Midland Company. During his distinguished 36-year career with Archer-Daniels-Midland, Mr. Rice oversaw the operations of more than 240 worldwide processing plants; a transportation and logistics network spanning six continents; international global commodity-trading operations; and the company’s construction, risk management, and research and development functions.

In addition, the Company announced the pending retirement of Joseph L. Lanier, Jr., B. Clyde Preslar and William S. Sheridan from the Board of Directors as of the 2013 Annual Shareholders Meeting to be held on August 8, 2013. Noting their combined 47 years of service to Alliance One and predecessor companies, Kehaya said, “On behalf of the Board, I would like to thank Joe, Clyde and Bill for their many years of dedicated service to Alliance One and its shareholders, for their tremendous efforts in connection with the merger that formed Alliance One in 2005, and for their outstanding contributions to the successful completion of the Company’s restructuring. In particular I would like to thank Bill for his exemplary service as Lead Independent Director, and wish each of the retiring directors all the best in the years to come.”

Alliance One International is a leading independent leaf tobacco merchant serving the world’s large multinational cigarette manufacturers. For more information on Alliance One, visit the Company’s website at www.aointl.com.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers. Additional factors that could cause AOI’s results to differ materially from those expressed or implied by forward-looking statements can be found in AOI’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

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